UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                                              SEC FILE NUMBER
                                                                 000-24523
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                                                                CUSIP NUMBER
                                                                 12612R105
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                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check one): [ ]  Form 10-K   [ ]  Form 20-F  [ ]  Form 11-K   [X]  Form 10-Q
             [ ]  Form 10-D   [ ]  Form N-SAR [ ]  Form N-CSR
             For Period Ended:  June 30, 2009
                                -------------
             [ ]  Transition Report on Form 10-K
             [ ]  Transition Report on Form 20-F
             [ ]  Transition Report on Form 11-K
             [ ]  Transition Report on Form 10-Q
             [ ]  Transition Report on Form N-SAR
             For the Transition Period Ended:
                                             -----------------------------------

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Nothing  in this  form  shall be  construed  to imply  that the  Commission  has verified any information contained herein.
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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:

N/A
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PART I - REGISTRANT INFORMATION

CNB Corporation
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Full Name of Registrant

N/A
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Former Name if Applicable

1400 Third Avenue
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Address of Principal Executive Office (Street and Number)

Conway, South Carolina 29526
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

        [X]    (a)  The reason  described  in  reasonable  detail in Part III of this  form  could  not be  eliminated  without  unreasonable effort or expense
        [X]    (b)  The subject annual report,  semi-annual  report,  transition report on Form  10-K,  Form 20-F,  Form 11-K,  Form N-SAR or
                    Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
               (c)  The accountant's statement or other exhibit required by Rule
                    12b-25(c) has been attached if applicable.

PART III - NARRATIVE

After completing the Form 10-Q for the quarter ended June 30, 2009, registrant discovered an inadvertent error in its loan loss reserve analysis, which will require recalculation of all entries affected by the loan loss reserve. These recalculations cannot be completed in time to timely file the June 30, 2009 Quarterly Report on Form 10-Q.

PART IV - OTHER INFORAMTION

(1) Name and telephone number of person to contact in regard to this notification

         L. Ford Sanders, II                         (843) 248-5721

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
         If answer is no, identify report(s).  Yes [X]  [ ]

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(3)      Is it anticipated that any significant  change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?                              Yes [ ]  [X]

         If  so,  attach  an  explanation  of  the  anticipated   change,   both
         narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.




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                                 CNB Corporation
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                   (Name of Registrant as Specified in Charter

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.
                                           s/L. Ford Sanders, II
Date:   August 10, 2009               By:  -------------------------------------
                                           L.  Ford Sanders, II
                                           Executive Vice President, Treasurer
                                           and Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                    ATTENTION
 Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (Sec 18 U.S.C. 1001).
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